UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

_______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2017

REDWOOD TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-13759	68-0329422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Belvedere Place

Suite 300

Mill Valley, California 94941

(Address of principal executive offices and Zip Code)

(415) 389-7373

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dashiell I. Robinson as Executive Vice President. On August 10, 2017, Redwood Trust, Inc. (the “Company”) announced the appointment of Dashiell I. Robinson as Executive Vice President commencing in October 2017. Mr. Robinson will report to the Company’s President and his responsibilities will include organizational oversight of the Company’s financial and portfolio investment functions, as well as responsibility, together with the Company’s Chief Executive Officer and President, for formulating and implementing the Company’s long-term business strategies.

Mr. Robinson, age 37, has been employed at Wells Fargo Securities since 2009, serving within the Asset-Backed Finance Group as the Head of Mortgage Finance. In that role Mr. Robinson has been responsible for financing and distributing a broad range of residential mortgage products and serving operating and investing clients of Wells Fargo Securities. Mr. Robinson also participated in managing the post-crisis development and integration of Wells Fargo Securities’ residential mortgage finance business following the acquisition of Wachovia by Wells Fargo in 2009. Prior to his employment at Wells Fargo, Mr. Robinson was employed within the Structured Credit Products Group at Wachovia Capital Markets from 2001 to 2008, serving in banking, structuring and risk mitigation roles. Mr. Robinson holds a B.A. from Georgetown University.

In connection with his appointment, the following compensation terms for Mr. Robinson were approved by the Compensation Committee of the Board of Directors, to be effective on the commencement of his employment with the Company: (i) Mr. Robinson’s base salary will be $500,000 per annum; (ii) Mr. Robinson’s 2017 target annual bonus will be 140% of actual base salary paid for the period of his employment with the Company during 2017 (subject to the attainment of company financial performance and personal performance metrics), provided that Mr. Robinson’s year-end cash bonus for 2017 will be not less than $1 million; and (iii) Mr. Robinson will receive a 2017 year-end long-term equity award with a grant date value of $1.5 million. Mr. Robinson’s 2017 year-end long-term equity award is expected to be granted 50% in the form of an award of deferred stock units that will vest over a four-year period on a pro rata basis subject to continued service and 50% in the form of performance stock units that will vest, if at all, over a three-year performance vesting period based on the achievement of a total stockholder return (or other financial performance metric) target over the three-year performance vesting period and subject to continued service. Mr. Robinson’s 2017 year-end long-term equity award of deferred stock units and performance stock units will be made pursuant to the Company’s 2014 Incentive Award Plan (a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 23, 2014) and pursuant to a deferred stock unit award agreement substantially in the form filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 8, 2014 and a performance stock unit award agreement substantially in the form filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 19, 2016.

In addition, and also in connection with his appointment, the following sign-on compensation terms for Mr. Robinson were approved by the Compensation Committee of the Board of Directors, which sign-on compensation will be paid/granted to Mr. Robinson upon the commencement of his employment with the Company: (i) a $1 million cash sign-on bonus, (ii) a relocation payment of $250,000 in connection with Mr. Robinson’s relocation from New York to the San Francisco Bay Area in California, and (iii) a sign-on equity award of deferred stock units (made pursuant to the Company’s 2014 Incentive Award Plan) with a grant date value of $1 million, which award will be subject to a one-year mandatory holding period. This sign-on award of deferred stock units to Mr. Robinson will be made pursuant to the Company’s 2014 Incentive Award Plan and a deferred stock unit award agreement substantially in the form referenced above.

In connection with the appointment of Mr. Robinson, the Company and Mr. Robinson have entered into an employment agreement, which includes: (i) terms related to his base salary and target annual bonus that are described above, (ii) terms that provide for severance payments, vesting of equity-related awards, and continuation of certain fringe benefits, including medical coverage for the one-year period following termination, in each case, in the event the Company terminates his employment without “cause” or he terminates his employment for “good reason”, (iii) terms that provide for certain payments and vesting of equity-related awards in the event of his death or disability, and (iv) other terms substantially similar to the Amended and Restated Employment Agreement between the Company and the Company’s President, Christopher J. Abate, a copy of which Amended and Restated Employment Agreement is filed as Exhibit 10.49 to the Company’s Annual Report on Form 10-K filed on February 24, 2017.

In particular, the severance terms of Mr. Robinson’s employment agreement include provisions for him to receive severance payments in the event the Company terminates his employment without “cause” or he resigns for “good reason” (each as defined in his employment agreement). If terminated without “cause” or for “good reason,” the aggregate amount of these severance payments would be equal to 200% of Mr. Robinson’s base salary plus 100% of his base salary prorated to the date of termination. A portion of this severance would be paid in a lump sum six months following termination and the remaining 25% would be paid in equal monthly installments over the succeeding six months. In addition, upon either such type of termination, all outstanding equity-related awards with time-based vesting would vest in full, and outstanding equity-related awards with performance-based vesting would remain outstanding and continue to be eligible to vest based on the relevant performance goals. Under his employment agreement, receipt of severance payments and benefits are contingent on Mr. Robinson agreeing to execute an agreement releasing all claims against the Company, and compliance with non-solicitation restrictions for a year following a termination for which severance is paid. Mr. Robinson’s employment agreement does not permit for the provision of excise tax gross-ups with respect to excise taxes that may be imposed on change-in-control severance payments. Instead, to the extent that any payment or benefit received in connection with a change in control under the agreement would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Robinson than receiving the full amount of such payments.

In addition, and also in connection with the appointment of Mr. Robinson, the Company and Mr. Robinson have entered into a letter agreement, which documents the above-described compensation terms for Mr. Robinson: (i) relocation payment, (ii) cash sign-on bonus, (iii) sign-on award of deferred stock units, (iv) minimum year-end cash bonus for 2017, and (v) minimum grant date value of 2017 year-end long-term equity award.

In connection with the commencement of Mr. Robinson’s employment as Executive Vice President, the Company and Mr. Robinson will enter into an indemnification agreement, which generally requires the Company to indemnify and to advance expenses to Mr. Robinson to the maximum extent permitted by Maryland law. A copy of this form of indemnification agreement is filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on November 16, 2009.

As noted above, Mr. Robinson has been employed by Wells Fargo Securities since 2009. The Company and its subsidiaries engage in various transactions with Wells Fargo Securities and/or its affiliates (collectively “Wells Fargo”), including, without limitation, (i) warehouse and securities repurchase (“repo”) financing transactions (in which Wells Fargo provides financing to the Company’s holdings of residential mortgage loans and mortgage-related securities), (ii) securities underwriting transactions (in which Wells Fargo acts as an underwriter of securities issuances by the Company and mortgage-backed securities issuances sponsored by a subsidiary of the Company), and (iii) other financial services, including for example, acting as a custodian for the Company or its subsidiaries. Certain of these transactions with Wells Fargo involve the Mortgage Finance group at Wells Fargo Securities that Mr. Robinson has headed.

Promotion of Collin L. Cochrane to CFO. On August 10, 2017, the Company announced the promotion of Collin L. Cochrane to Chief Financial Officer and principal financial officer, effective September 1, 2017. Mr. Cochrane currently acts as the Company’s Controller and principal accounting officer and will continue in those roles.

Mr. Cochrane, age 40, has served as a Managing Director of the Company and as the Company’s Controller since March 2013. Prior to joining the Company, Mr. Cochrane served as chief accounting officer and controller for iStar Financial Inc., where he was employed from 2001 to March 2013. Prior to joining iStar Financial, Mr. Cochrane was employed as an auditor by Ernst & Young LLP from 1999 to 2001. Mr. Cochrane is a certified public accountant and holds a B.S. in Accounting from the Leventhal School of Accounting at the University of Southern California.

In connection with his promotion, the following compensation terms for Mr. Cochrane were approved by the Compensation Committee of the Board of Directors: (i) effective on September 1, 2017, Mr. Cochrane’s base salary will be increased from $300,000 per annum to $350,000 per annum; (ii) Mr. Cochrane’s 2017 target annual bonus was established as 110% of actual base salary paid for the full 2017 calendar year (subject to the attainment of company financial performance and personal performance metrics); and (iii) an award of deferred stock units (made pursuant to the Company’s 2014 Incentive Award Plan) will be granted on September 1, 2017 to Mr. Cochrane with a grant date value of $200,000, which award will vest over a four-year period on a pro rata basis subject to continued service. Mr. Cochrane will continue to be eligible to receive a 2017 year-end long-term equity-based award at the discretion of the Compensation Committee.

The award of deferred stock units to Mr. Cochrane will be made pursuant to the Company’s 2014 Incentive Award Plan and a deferred stock unit award agreement substantially in the form referenced above.

In connection with the appointment of Mr. Cochrane as Chief Financial Officer, the Company and Mr. Cochrane will enter into an indemnification agreement on substantially the same form as the indemnification agreement referenced above, which generally requires the Company to indemnify and to advance expenses to Mr. Cochrane to the maximum extent permitted by Maryland law.

Item 7.01.	Regulation FD Disclosure.

On August 10, 2017, the Company issued a press release announcing the appointment of Dashiell I. Robinson as Executive Vice President (employment commencing in October 2017) and announcing the promotion of Collin L. Cochrane to Chief Financial Officer effective September 1, 2017. A copy of the press release is attached as Exhibit 99.1 to this current Report on Form 8-K.

The information contained in this Item 7.01 and the attached Exhibit 99.1 is furnished to and not filed with the Securities and Exchange Commission, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release dated August 10, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 10, 2017	REDWOOD TRUST, INC.

	By:	/s/ Andrew P. Stone
Name: Andrew P. Stone
Title: General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Title
Exhibit 99.1	Press Release dated August 10, 2017